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                                  Exhibit 4.3



                        Southern Bank of Central Florida

                   1989 Organizing Director Stock Option Plan





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                        SOUTHERN BANK OF CENTRAL FLORIDA

                   1989 ORGANIZING DIRECTOR STOCK OPTION PLAN


         1.      PURPOSES OF PLAN.   The Purposes of this 1989 Organizing
Director Stock Option Plan ("Plan") are to provide certain organizing directors of the SOUTHERN BANK OF CENTRAL FLORIDA ("Bank") with an opportunity for investment in the Bank's Common Stock ("Common Stock"), and to encourage them to increase their efforts to make the Bank more successful. This Plan is formulated under the provisions of Chapter 658.35, Florida Statutes, as amended.

         2.      EFFECTIVE DATE AND TERMINATION OF PLAN.   This Plan was
adopted by the Board of Directors of the Bank on March 15, 1989, and is effective on such date subject to approval of the shareholders of the Bank given before March 15, 1989. The Board of Directors may terminate this Plan at any time, although termination of the Plan will in no way effect rights and obligations theretofore granted and in effect. If not sooner terminated by the Board of Directors or by the granting and full exercise of all stock options authorized to be granted pursuant to this Plan, the Plan will terminate on March 14, 1999 and no option shall be granted after such date.

         3.      ADMINISTRATION OF PLAN.   The Plan shall be administered by
the Compensation Committee of the Bank, which shall be composed of not less than three (3) directors of the Bank ("Committee") appointed by the Board of Directors. Members of the Committee shall serve at the pleasure of the Board of Directors. Vacancies occurring in the membership of the Committee shall be filled by appointment by the Board of Directors. The Committee shall meet from time to time and shall keep minutes of its meetings. A
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majority of the Committee shall constitute a quorum thereof and the acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts approved in writing by a majority of the entire Committee, shall be the acts of the Committee.

         4.      ELIGIBILITY.   Subject to the provisions of the Plan, the
Committee shall determine and designate those certain organizing directors to whom the options are to or shall be granted and each such organizing director shall have not less than 3,000 authorized but unissued shares of common stock subject to his respective option. The grant of this option shall be confirmed by a Stock Option Agreement (in the form prescribed by the Committee) which shall be executed by the Bank and the recipient as promptly as practicable after such grant. The organizing directors are:

         James A. Bowyer
         Charles W. Brinkley, Jr.
         Roger M. Bruce, Jr.
         Kevin G. Dinneen
         Robert T. Ferris, DDS
         Bruce W. Flower
         Emil Gasperoni, Sr.
         Charles J. Givins, Jr.
         Robert B. Hartless, II
         C. A. Johnson, II
         Walter E. Judge
         Jay W. Leek
         L. C. Norman
         Jon C. Peterson
         Donald Prewitt
         B. Carter Randall
         Harry E. Rice
         Richard L. Smith
         John G. Squires

         All rights to the options of a particular organizing director shall cease if that





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organizing director is removed as a director for cause.  Cause is defined as a conviction of a felony, conviction of any crime involving moral turpitude or unethical business practices, conduct involving an intentional violation of the bank's rules and procedures or an intentional violation of any statute, rule or regulation governing the operation of the bank, conduct which brings or is likely to bring discredit to the bank, or the misuse of any confidential information which comes to the director's attention by virtue of his position as a director.

         5.      NUMBER OF SHARES SUBJECT TO OPTIONS.   The total amount of
Common Stock on which options may be granted under this Plan shall not exceed Fifty-four Thousand (54,000) authorized but unissued shares of common stock. The number of shares provided in this Section shall be subject to adjustment as provided in Section 13 hereof.

         6.      OPTION PRICE.   The option price per share of Common Stock
shall be determined by the Board of Directors but shall not be less than one hundred (100%) percent of the fair market value of a share of Common Stock on the date the option is granted, the book value thereof or $11.65 per share, whichever is greater. The option price provided in this Section shall be subject to adjustment as provided in Section 16 hereof.

         7.      PERIOD OF OPTION AND WHEN EXERCISABLE.   No option is
exercisable after the expiration of ten (10) years from the date the option was granted.

         8.      EXERCISE OF OPTION AND PAYMENT IN FULL.   Each option granted
under the Plan shall be deemed exercised when the holder (i) indicates the decision to do so in a written note (in the form prescribed by the Committee) sent to the Bank, and (ii) at the same time tenders to the Bank payment in full for the shares for which the option





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is exercised.  Such exercise shall also be subject to all provisions of this
Plan and shall comply with such other reasonable requirements as the Committee may establish. The option price must be paid in full in cash. An option granted under this Plan may be exercised for any lesser number of shares than the full amount for which it could be exercised. Such a partial exercise of an option shall not affect the right to exercise the option from time to time in accordance with the terms of this Plan for the remaining shares subject to the option. As soon as practicable after receipt by the Bank of such notice, and of payment in full of the option price of all shares with respect to which an option has been exercised, a certificate or certificates representing such shares shall be issued (subject to the provisions of Section 12 hereof) in the name or names provided in such notice and shall be delivered to the organizing director or his or her Successors at the main office of the Bank.

         9.      NONTRANSFERABILITY OF OPTION.   Each option granted under
the Plan shall, by its terms, be nontransferable by the recipient except by Will or the laws of descent and distribution, and each option shall be exercisable during the recipient's lifetime only by him.

         10.     [Deleted]

         11.     OTHER TERMS OF OPTION.   Options granted pursuant to the Plan
shall contain such other terms, provisions and conditions not inconsistent herewith as shall be determined by the Committee.

         12.     REGISTRATION OF CERTIFICATES.   Certificates representing
shares of Common Stock may be registered either in the name of the recipient of an option or in the name or names of his Successors. Certificates may also be registered in the names





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of the recipient and another person, in which case such certificates will be registered in the names of the recipient and such other person as "joint tenants with the right of survivorship and not as tenants in common." Designation of the appropriate form of registration of certificates shall be made in the written notice given to the Bank upon exercise of an option.

         13.     ADJUSTMENT UPON CHANGE OF SHARES.   In the event of a
reorganization, sale, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering, change of ownership or control or other events affecting shares of the Bank, the number and class of shares for which options may thereafter be granted, the number and class of shares then subject to previously granted, and the price per share payable upon exercise of such options, shall be equitably adjusted by the Committee to reflect the change and to prevent substantial dilution or enlargement of the rights granted to, or available for participants in the Plan.

         14.     COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES.   No
option shall be exercisable and no shares will be delivered under this Plan except in compliance with all applicable federal and state laws and regulations including, without limitation, compliance withholding tax requirements and with the rules of all domestic stock exchanges on which the Bank's shares may be listed. Any share certificate issued to evidence shares for which an option is exercised may bear legends and statements the Committee shall deem advisable to assure compliance with federal and state laws and regulations. No option shall be exercisable, and no shares will be delivered under this Plan until the Bank has obtained consents or approvals from regulatory bodies, federal or state, having jurisdiction over such matters as the Committee may deem advisable.





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         In the case of the exercise of an option by a person or estate acquiring the right to exercise the option by bequest or inheritance, the Committee may require reasonable evidence as to the ownership of the option and may require consents and releases of taxing authorities that it may deem advisable.

         15. INTERPRETATION AND AMENDMENTS. The Committee may make such rules and regulations and establish such procedures for the administration of the Plan as it deems appropriate. In the event of any dispute or disagreement as to the interpretation of this Plan or of any rule, regulation or procedure, or as to any question, right or obligation arising out of or related to the Plan, the decision of the Committee shall be final and binding upon all persons.

         The Board of Directors may alter, amend or terminate this Plan as it shall deem advisable except that the Board of Directors may not, without further approval of the shareholders of the Bank: (i) increase the total number of shares which may be made the subject of options granted under the Plan, either in the aggregate or to any individual organizing director (except as contemplated in Section 13 hereof); (ii) alter the manner of determining the option price set forth in Section 6 hereof; (iii) withdraw the administration of the Plan from a committee of directors; (iv) extend the period which options may be granted or exercised; or (v) alter the assignability of an option.

         Anything contained in this Section 15 to the contrary notwithstanding, in no event may the Board, without the written consent of the organizing director affected by the modification, amend, modify, terminate or otherwise impair any outstanding option granted pursuant to the plan, except for those modifications provided for in Section 13 hereof.





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         16.     EXCULPATION.   Each member of the Board of Directors or the
Committee, and each officer and employee of the Bank or any subsidiary thereof, shall be fully justified in relying or acting in good faith upon any information furnished in connection with the administration of the Plan by any appropriate person or persons other than himself. In no event shall any person who is or shall have been a member of the Board, or the Committee, or an officer or employee of the Bank be held liable for any determination made or other action taken or any omission to act in reliance upon any such information, or for any action (including the furnishing of information) taken or any failure to act, if done in good faith.

         17.     NOTICES.   All notices under the Plan shall be made in
writing, and if to the Bank, shall be delivered personally to the Secretary of the Bank or mailed to its principal office, 2127 W. SR 434, Longwood, FL 32779, addressed to the attention of the Secretary, and if to the recipient of an option, shall be delivered personally or mailed to the recipient at the address appearing in the payroll records of the Bank. Such addresses may be changed at any time by written notice to the other party.

         18.     RIGHTS AS A SHAREHOLDER.   The recipient of an option shall not
have rights as a shareholder with respect to any shares covered by his option until the date of issuance of a stock certificate to him for such shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

         19.     CONSTRUCTION.   Wherever the context and facts require such
construction, the pronouns used in this agreement shall include the masculine, feminine, neuter, singular





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and plural.  The various headings used in this Plan document are for convenience only and shall not be used in interpreting the text of the paragraph or subparagraph in which they appear.

         20.     GOVERNING LAW.   This Plan shall be construed and interpreted
in accordance with, and the validity of this Plan, and any amendments thereto, shall be judged by the laws of the State of Florida where it was prepared and adopted. Venue for any disputes hereunder of any nature of kind shall be in Seminole County, Florida

         21.     ADOPTION AND APPROVAL OF PLAN.

         Date Plan adopted by Board of Directors:  March 15, 1989

         Date Plan adopted by Regulatory Agency:  October 20, 1989

         Date Plan approved by Shareholders:  March 15, 1989





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